UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: May 27, 2008
(Date of earliest event reported)
McAfee, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 27, 2008, upon recommendation from the Governance and Nominations Committee, the Board of Directors (the “Board”) of McAfee, Inc. (the “Company”) appointed Jeff Miller and Tony Zingale to the Board. Each of Messrs. Miller and Zingale will serve as a Class I director and stand for re-election at the Company’s 2008 Annual Meeting of Stockholders. Mr. Zingale was appointed to the Governance and Nominations Committee effective May 27, 2008. Each of Messrs. Miller and Zingale also will become members of the Compensation Committee effective the day after the filing of the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholders. On May 27, 2008, the Company also entered into its standard form of written indemnification agreement for its officers and directors with each of Messrs. Miller and Zingale. A copy of the press release issued on May 29, 2008 announcing their appointments is attached hereto as Exhibit 99.1 and is hereby furnished and not filed.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On May 27, 2008, the Board amended Article II Section I of the Company’s Second Amended and Restated Bylaws (the “Bylaws”) to provide that the total number of authorized directors may be fixed from time to time pursuant to a resolution adopted by a majority of the total number of authorized directors. Prior to such amendment, Article II Section I of the Bylaws provided that the total number of authorized directors may be fixed from time to time by an amendment to the Bylaws pursuant to a resolution adopted by a majority of the total number of authorized directors. A copy of the Second Amended and Restated Bylaws, as amended, is attached hereto as Exhibit 3.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits:
3.1	Second Amended and Restated Bylaws, as amended on May 27, 2008.

99.1	Press Release, dated May 29, 2008, announcing the appointment of Messrs. Miller and Zingale to the Company’s Board of Directors.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAfee, Inc.
Date: June 2, 2008	By:	/s/ Mark D. Cochran
Mark D. Cochran
Executive Vice President and General Counsel